Exhibit 99.1

NEWS RELEASE
For more information, contact:

Paul D. Borja
Executive Vice President / CFO
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

FOR IMMEDIATE RELEASE
Flagstar Announces Results of Special Meeting of Stockholders
TROY, Mich., December 21, 2010 — Flagstar Bancorp, Inc. (NYSE: FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), held a special meeting of stockholders today at the Company’s National Headquarters located at 5151 Corporate Drive, Troy, Michigan. At the special meeting, stockholders approved the proposal to increase the number of shares of common stock, $0.01 par value per share (the “Common Stock”), issuable by the Company from 300,000,000 to 700,000,000.
As a result of the stockholder approval, each share of the Company’s Mandatorily Convertible Non-Cumulative Perpetual Preferred Stock, Series D outstanding will automatically convert into 20 shares of Common Stock as of the close of business on the mandatory conversion date, or December 22, 2010. In the aggregate, 14,192,250 shares of Mandatorily Convertible Non-Cumulative Perpetual Preferred Stock, Series D outstanding will automatically convert into 283,845,000 shares of Common Stock. The Mandatorily Convertible Non-Cumulative Perpetual Preferred Stock, Series D was issued as part of the Company’s $400 million public offerings completed in November 2010. After the conversion, the Company will have approximately 553,270,960 shares of Common Stock outstanding.
Flagstar Bancorp, with $13.8 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At September 30, 2010, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 27 home loan centers in 13 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.